Exhibit 99.1

For Immediate Release

KURA SUSHI USA ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND FULL EXERCISE OF

UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

IRVINE, Calif. – (GLOBE NEWSWIRE) – August 5, 2019 – Kura Sushi USA, Inc. (Nasdaq:KRUS), a fast-growing technology-enabled Japanese restaurant concept, today announced the closing of its initial public offering of 3,335,000 shares of its Class A common stock, which includes the full exercise of the underwriters’ option to purchase up to an additional 435,000 shares, at a price to the public of $14.00 per share. The shares began trading on the Nasdaq Global Market under the ticker symbol “KRUS” on August 1, 2019.

BMO Capital Markets Corp. and Stephens Inc. acted as joint book-running managers for this offering. BTIG, LLC and Roth Capital Partners acted as lead managers, and Maxim Group LLC acted as a co-manager.

The offering was made only by means of a prospectus filed as part of an effective registration statement filed with the Securities and Exchange Commission on Form S-1. Copies of the final prospectus relating to this offering may be obtained from BMO Capital Markets Corp., Attention: Prospectus Department, 3 Times Square, New York, NY 10036, by email at bmoprospectus@bmo.com; or Stephens Inc., Attention: Prospectus Department, 111 Center Street, Little Rock, AR 72201, by email at prospectus@stephens.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kura Sushi USA

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 22 locations in five states. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan based revolving sushi chain with over 400 restaurants and 35 years of brand history.

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Christine Greany

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Jeff Fox

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